Exhibit 10.8

B. Riley Principal Merger Corp. II

299 Park Avenue

21st Floor

New York, New York 10171

November 16, 2020

B. Riley Principal Sponsor Co. II, LLC

299 Park Avenue

21st Floor

New York, New York 10171

Re: Earn Out

Dear Sir/Madam:

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of September 7, 2020 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company, BMRG Merger Sub II, LLC, a Delaware limited liability company, Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, and (ii) that certain letter agreement, dated as of May 19, 2020 (the “Insider Letter”), by and among Parent, B. Riley FBR, Inc., and B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to such terms in the Merger Agreement, except that “Transfer” and “Permitted Transferee” shall have the meaning given to such term in the Insider Letter.

Prior to the consummation of the actions contemplated by the Merger Agreement, Sponsor owns 4,295,000 shares of Class B common stock of Parent (the “Sponsor Class B Shares”). At the Closing, the Sponsor Class B Shares will be converted into an equal number of common shares of Parent (“Parent Shares”, and such 4,295,000 Parent Shares owned by Sponsor after giving effect to such conversion, the “Sponsor Shares”).

In connection with the Closing, the parties hereby agree that 1,718,000 Sponsor Shares (the “Earn Out Shares”) will be subject to certain restrictions as follows:

1.	Following the Closing, Sponsor shall not Transfer (other than a Transfer to a Permitted Transferee that has entered into a written agreement with Parent agreeing to be bound by the transfer restrictions herein) a block of 859,000 Sponsor Shares (the “Block A Sponsor Shares”) unless and until either (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period (as defined below) or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Block A Triggering Event”), unless, in the case of a Block A Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $12.00 per share. If a Block A Triggering Event does not occur during the period from (and excluding) the Closing Date to (and including) the day that is the fifth anniversary of the Closing Date (the “Earn Out Period”), the Block A Sponsor Shares shall be automatically forfeited and cancelled for no consideration.

2.	Following the Closing, Sponsor shall not Transfer (other than a Transfer to a Permitted Transferee that has entered into a written agreement with Parent agreeing to be bound by the transfer restrictions herein) an additional block of 859,000 Sponsor Shares (the “Block B Sponsor Shares”) unless and until either (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equals or exceeds $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Block B Triggering Event”, and together with a Block A Triggering Event, a “Triggering Event”), unless, in the case of a Block B Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $16.00 per share. If a Block B Triggering Event does not occur during the Earn Out Period, the Block B Sponsor Shares shall be automatically forfeited and cancelled for no consideration.

3.	Notwithstanding the foregoing or anything else herein to the contrary, if Parent shall, at any time or from time to time, after the date of the Merger Agreement effect a stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction affecting the outstanding Parent Shares, the numbers of Block A Sponsor Shares and Block B Sponsor Shares subject to the restrictions set forth in, and the stock price targets set forth in, paragraphs 1 and 2, shall be equitably adjusted for such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction. Any adjustment under this paragraph 3 shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction becomes effective.

4.	Any dividends or distributions payable with respect to the Block A Sponsor Shares or Block B Sponsor Shares during the Earn Out Period shall be paid into escrow by Parent. If a Block A Triggering Event or Block B Triggering Event occurs, the funds held in escrow (including any interest and investment income accrued thereon) in respect of the Block A Sponsor Shares and/or Block B Sponsor Shares, as applicable, shall be immediately disbursed in immediately available funds in U.S. dollars to an account specified in writing by Sponsor. If a Block A Triggering Event or a Block B Triggering Event does not occur during the Earn Out Period, the funds held in escrow (including any interest and investment income accrued thereon) in respect of the Block A Sponsor Shares or Block B Sponsor Shares, as applicable, shall be immediately disbursed in immediately available funds in U.S. dollars to an account specified in writing by Parent. The parties hereto agree that Sponsor and the Permitted Transferees to whom Sponsor Shares are Transferred shall be treated as the owners of the funds held in escrow for income tax purposes (in proportion to their ownership percentages) and will report all income, if any, that is earned on, or derived from, the funds held in escrow as income of Sponsor and such Permitted Transferees (in proportion to their ownership percentages), as applicable, in the taxable year in which such income is properly includable. Parent shall issue an IRS Form 1099 (or a similar form or notice) relating to such taxable income to and in the name of Sponsor and the Permitted Transferees to whom Sponsor Shares are Transferred until the termination of the escrow arrangement set forth in this paragraph 4. In order to permit Sponsor (or its direct or indirect beneficial owners) and the Permitted Transferees to whom Sponsor Shares are Transferred to satisfy their respective tax obligations with respect to such taxable income, Parent shall deliver to Sponsor and such Permitted Transferees an amount equal to 30% of the amount of such taxable income (“Tax Distribution”) (in proportion to their ownership percentages) during the period covered by and included on any Form 1099 (or similar form or notice) delivered to Sponsor and such Permitted Transferees. Payment of such Tax Distribution shall be made from the funds held in escrow solely to the extent of available funds.

5.	Notwithstanding anything to the contrary set forth herein, Sponsor or any Permitted Transferee of the Sponsor Shares may exercise all of its existing rights, powers and privileges with respect to the Sponsor Shares other than the Earn Out Shares to the extent specifically set forth herein.

6.	In the event of any Transfer to any Permitted Transferee, the Sponsor and such Permitted Transferee will be jointly and severally responsible for any violation of the transfer restrictions herein by such Permitted Transferee.

The parties hereto hereby agree that the provisions and obligations set forth in Sections 8.03 (Assignment), 8.04 (Severability), 8.06 (Entire Agreement), 8.07 (Counterparts; Electronic Delivery) and 8.08 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Merger Agreement shall apply, mutatis mutandis, to this letter agreement.

[Signature page follows]

Sincerely,

B. RILEY PRINCIPAL MERGER CORP. II

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

Acknowledged and Agreed:

B. RILEY PRINCIPAL SPONSOR CO. II, LLC

By:	/s/ Kenneth Young
Name:	Kenneth Young
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]